Exhibit 2.8

FORM OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BGC PARTNERS, INC.

BGC Partners, Inc., a corporation organized and existing under the laws of the State of Delaware, pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, hereby certifies as follows:

1. The name of this corporation is BGC Partners, Inc.

2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 3, 1999 under the name “Cantor Fitzgerald Electronic Commerce Holdings, Inc.,” an Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of the State of the State of Delaware on October 28, 1998, and an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on November 14, 1999 under the name “eSpeed, Inc.”

3. This Amended and Restated Certificate of Incorporation restates and amends the original Certificate of Incorporation to read in its entirety as follows:

ARTICLE I

NAME OF CORPORATION

The name of the corporation is BGC Partners, Inc. (hereinafter referred to as the “Corporation”).

ARTICLE II

REGISTERED OFFICE

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be incorporated and organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

STOCK

Section 1. Authorized Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Three Hundred Fifty Million (350,000,000) shares, consisting of (i) Fifty Million (50,000,000) shares of Preferred Stock, par value one cent ($.01) per share (the “Preferred Stock”), and (ii) Three Hundred Million (300,000,000) shares of Common Stock (the “Common Stock”), of which Two Hundred Million (200,000,000) shares are designated as Class A Common Stock, par value one cent ($.01) per share (the “Class A Common Stock”), and One Hundred Million (100,000,000) shares are designated as Class B Common Stock (the “Class B Common Stock”), par value one cent ($.01) per share. Shares of Class B Common Stock that are converted into shares of Class A Common Stock shall be retired and not reissued.

Section 2. Preferred Stock. The Preferred Stock may be issued from time to time by the Board of Directors of the Corporation (the “Board of Directors”) as shares of one or more classes or series. Subject to the provisions of this Amended and Restated Certificate of Incorporation (hereinafter referred to as this “Certificate of Incorporation”) and the limitations prescribed by law, the Board of Directors is expressly authorized by adopting resolutions to issue the shares, fix the number of shares and change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (and whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the Preferred Stock, without any further action or vote by the stockholders.

Section 3. Common Stock.

(a) Voting.

(1) At each annual or special meeting of stockholders, and for all other purposes, (A) each holder of record of shares of Class A Common Stock on the relevant record date shall be entitled to one (1) vote for each share of Class A Common Stock; and (B) each holder of record of shares of Class B Common Stock on the relevant record date shall be entitled to ten (10) votes for each share of Class B Common Stock.

(2) Except as otherwise required by law and this Certificate of Incorporation, and subject to the rights of holders of any series of Preferred Stock of the Corporation that may be issued from time to time, the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock shall vote together as a single class on all matters voted on by the stockholders of the Corporation.

(3) None of the holders of shares of Class A Common Stock or the holders of shares of Class B Common Stock shall have cumulative voting rights.

(b) Dividends; Stock Splits.

(1) Subject to the rights of the holders of shares of any series of Preferred Stock, and subject to any other provisions of this Certificate of Incorporation, holders of shares of Class A Common Stock and shares of Class B Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(2) If at any time a dividend or other distribution in cash or other property (other than dividends or other distributions payable in shares of Common Stock or other voting securities or other voting securities or options or warrants to purchase shares of Common Stock or other voting securities or securities convertible into or exchangeable for shares of Common Stock or other voting securities) is paid on the shares of Class A Common Stock or the shares of Class B Common Stock, a like dividend or other distribution in cash or other property shall also be paid on shares of Class A Common Stock or shares of Class B Common Stock, as the case may be, in an equal amount per share. If at any time a dividend or other distribution payable in shares of Common Stock or options or warrants to purchase shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock is paid on shares of Class A Common Stock or shares of Class B Common Stock, a like dividend or other distribution shall also be paid on shares of Class A Common Stock or shares of Class B Common Stock, as the case may be; provided, however, that, for this purpose, if shares of Class A Common Stock or other voting securities, or options or warrants to purchase shares of Class A Common Stock or other voting securities or securities convertible into or exchangeable for shares of Class A Common Stock or other voting securities, are paid on shares of Class A Common Stock, and shares of Class B Common Stock or voting securities identical to the other securities paid on the shares of Class A Common Stock (except that voting securities paid on the Class B Common Stock may have up to ten (10) times the number of votes per share as voting securities paid on the Class A Common Stock) or options or warrants to purchase shares of Class B Common Stock or such other voting securities or securities convertible into or exchangeable for shares of Class B Common Stock or such other voting securities, are paid on shares of Class B Common Stock, in an equal amount per share, such dividend or other distribution shall be deemed to be a like dividend or distribution. In the case of any split, subdivision, combination or reclassification of shares of Class A Common Stock or Class B Common Stock, the shares of Class A Common Stock or Class B Common Stock, as the case may be, shall also be split, subdivided, combined or reclassified so that the number of shares of Class A Common Stock and Class B Common Stock outstanding immediately following such split, subdivision, combination or reclassification shall bear the same relationship to each other as did the number of shares of Class A Common Stock and Class B Common Stock outstanding immediately prior to such split, subdivision, combination or reclassification.

(c) Conversion Rights.

(1) Voluntary Conversion of Class B Common Stock. Each share of Class B Common Stock is convertible into one fully paid and non-assessable share of

Class A Common Stock at any time at the option of the holder of such share of Class B Common Stock. In order to exercise the conversion privilege, the holder of any shares of Class B Common Stock to be converted shall present and surrender the certificate or certificates representing such shares (if certificated) during usual business hours at the principal executive offices of the Corporation, or if any agent for the registration or transfer of shares of Class B Common Stock is then duly appointed and acting (said agent being hereinafter called the “Transfer Agent”), then at the office of the Transfer Agent, accompanied by written notice that the holder elects to convert the shares of Class B Common Stock represented by such certificate or certificates, to the extent specified in such notice. Such notice shall also state the name or names (with addresses) in which the certificate or certificates for shares of Class A Common Stock which shall be issuable upon such conversion shall be issued. If required by the Corporation, any certificate for shares of Class B Common Stock surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation and the Transfer Agent, duly executed by the holder of such shares or his, her or its duly authorized representative. As promptly as practicable after the receipt of such notice and the surrender of the certificate or certificates representing such shares of Class B Common Stock as aforesaid, the Corporation shall issue and deliver at such office to such holder, or on his or her written order, a certificate or certificates for the number of full shares of Class A Common Stock issuable upon the conversion of such shares. Each conversion of shares of Class B Common Stock shall be deemed to have been effected on the date on which such notice shall have been received by the Corporation or the Transfer Agent, as applicable, and the certificate or certificates representing such shares shall have been surrendered (subject to receipt by the Corporation or the Transfer Agent, as applicable, within thirty (30) days thereafter of any required instruments of transfer as aforesaid), and the person or persons in whose name or names any certificate or certificates for shares of Class A Common Stock shall be issuable upon such conversion shall be deemed to have become on said date the holder or holders of record of the shares represented thereby.

(2) Automatic Conversion of Class B Common Stock. Each Share of Class B Common Stock will automatically convert into one (1) share of Class A Common Stock upon any sale, pledge or other transfer (a “Transfer”), whether or not for value, by the initial registered holder thereof, upon any Transfer, other than in each case any Transfer by the initial holder to (1) Cantor Fitzgerald, L.P., a Delaware limited partnership (“Cantor”), (2) any entity controlled by Cantor or by Howard W. Lutnick and (3) Howard W. Lutnick, his spouse, his estate, any of his descendants, any of his relatives, or any trust established for his benefit or for the benefit of his spouse, any of his descendants or any of his relatives. Notwithstanding anything to the contrary set forth herein, any holder of Class B Common Stock may pledge his, her or its shares of Class B Common Stock to a pledgee pursuant to a bona fide pledge of the shares as collateral security for indebtedness due to the pledgee so long as the shares are not transferred to or registered in the name of the pledgee. In the event of any pledge meeting these requirements, the pledged shares will not be converted automatically into shares of Class A Common Stock. If the pledged shares of Class B Common Stock may be, become subject to any foreclosure, realization or other similar action by the pledgee, they will be converted automatically into shares of Class A Common Stock upon the occurrence of that action.

(3) Unconverted Shares. If less than all of the shares of Class B Common Stock evidenced by a certificate or certificates surrendered to the Corporation (in accordance with such procedures as the Board of Directors may determine) are converted, the Corporation shall execute and deliver to or upon the written order of the holder of such certificate or certificates a new certificate or certificates evidencing the number of shares of Class B Common Stock which are not converted without charge to the holder.

(4) No Conversion Rights of Class A Common Stock. The Class A Common Stock shall not have any conversion rights.

(5) Reservation of Shares of Class A Common Stock and Class B Common Stock. The Corporation hereby reserves, and shall at all times reserve and keep available, out of its authorized and unissued shares of Class A Common Stock and Class B Common Stock, for the purposes of effecting conversions of Class B Common Stock and exchanges of Exchangeable Limited Partnership Interests and Exchangeable Working Partner Interests (each as defined in the Agreement of Limited Partnership of BGC Holdings, L.P, a Delaware limited partnership (as amended from time to time, the “BGC Holdings Partnership Agreement”)) pursuant to the BGC Holdings Partnership Agreement, such number of duly authorized shares of Class A Common Stock and Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock and the exchange of all outstanding Exchangeable Limited Partnership Interests and Exchangeable Working Partner Interests. The Corporation covenants that all the shares of Class A Common Stock and Class B Common Stock so issuable shall, when so issued, be duly and validly issued, fully paid and non-assessable.

(d) Liquidation, Dissolution, etc. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution, after payments to creditors and to the holders of any Preferred Stock of the Corporation that may at the time be outstanding, in proportion to the number of shares held by them, respectively.

(e) Rights Otherwise Identical. Except as expressly set forth in this Certificate of Incorporation, the rights of the holders of Class A Common Stock shall holders of Class B Common Stock shall be in all respects identical.

Section 4. Options, Warrants and Other Rights. The Board of Directors is authorized to create and issue options, warrants and other rights from time to time entitling the holders thereof to purchase securities or other property of the Corporation or any other entity, including any class or series of stock of the Corporation or any other entity and whether or not in connection with the issuance or sale of any securities or other property of the Corporation, for such consideration (if any), at such times and upon such other terms and conditions as may be determined or authorized by the Board of Directors and set forth in one or more agreements or instruments. Among other things and without limitation, such terms and conditions may provide for the following:

(A) adjusting the number or exercise price of such options, warrants or other rights or the amount or nature of the securities or other property receivable upon exercise thereof in the event of a subdivision or combination of any securities, or a recapitalization, of the Corporation, the acquisition by any natural person, company, corporation or similar entity, government, or political subdivision, agency, or instrumentality of a government (each, a “Person”) of beneficial ownership of securities representing more than a designated percentage of the voting power of any outstanding series, class or classes of securities, a change in ownership of the Corporation’s securities or a merger, statutory share exchange, consolidation, reorganization, sale of assets or other occurrence relating to the Corporation or any of its securities, and restricting the ability of the Corporation to enter into an agreement with respect to any such transaction absent an assumption by another party or parties thereto of the obligations of the Corporation under such options, warrants or other rights;

(B) restricting, precluding or limiting the exercise, transfer or receipt of such options, warrants or other rights by any Person that becomes the beneficial owner of a designated percentage of the voting power of any outstanding series, class or classes of securities of the Corporation or any direct or indirect transferee of such a Person, or invalidating or voiding such options, warrants or other rights held by any such Person or transferee; and

(C) permitting the Board of Directors (or certain directors specified or qualified by the terms of the governing instruments of such options, warrants or other rights) to redeem, terminate or exchange such options, warrants or other rights.

This Section 4 of Article IV shall not be construed in any way to limit the power of the Board of Directors to create and issue options, warrants or other rights.

ARTICLE V

STOCKHOLDERS

Section 1. Meetings of stockholders shall be held at such place, within or without the State of Delaware, as may be designated by or in the manner provided in the Bylaws, or, if not so designated, at the registered office of the Corporation in the State of Delaware. Elections of directors need not be by written ballot unless and to the extent that the Bylaws so provide.

Section 2. Any action to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation.

Section 3. Except as otherwise required by law and subject to the rights of the holders of the Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board of Directors or, if the Chairman of the Board is unavailable, by any Chief Executive Officer of the Corporation or by the holders of a majority of the voting power of the Class B Common Stock.

ARTICLE VI

AMENDMENTS TO BYLAWS

In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to make, adopt, amend and repeal the Bylaws of the Corporation pursuant to a resolution approved by a majority of the Board of Directors or by unanimous written consent. The stockholders may make, adopt, amend, and repeal the Bylaws of the Corporation only with, and in addition to any other vote required by law, the affirmative vote of the holders of a majority of the voting power of all outstanding shares of capital stock of the Corporation present in person or by proxy and entitled to vote thereon.

ARTICLE VII

EXCULPATION

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any repeal or amendment or modification of this Article VII by the stockholders of the Corporation or by changes in applicable law, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide a broader limitation on a retroactive basis than permitted prior thereto), and will not adversely affect any limitation on the personal liability of any director of the Corporation at the time of such repeal or amendment or modification or adoption of such inconsistent provision.

ARTICLE VIII

INDEMNIFICATION AND INSURANCE

Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in this Article VIII, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Section 1 of Article VIII shall be a contract right and shall include the right to be paid by the Corporation the expenses, including attorneys’ fees, incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

Section 2. Right of Claimant to Bring Suit. If a claim under Section 1 of Article VIII hereof is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 3. Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. No amendment or other modification of this Article VIII shall in any way diminish or adversely affect the rights of any director, officer, employee or agent of the Corporation in respect of any occurrence or matter arising prior to any such repeal or modification.

Section 4. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

ARTICLE IX

CORPORATE OPPORTUNITY

Section 1. To the greatest extent permitted by law and except as otherwise set forth in this Certificate of Incorporation:

(a) None of any Cantor Company or any of their respective Representatives shall owe any fiduciary duty to, nor shall any Cantor Company or any of their respective Representatives be liable for breach of fiduciary duty to, the Corporation or any of its stockholders. In taking any action, making any decision or exercising any discretion with respect to the Corporation, each Cantor Company and their respective Representatives shall be entitled to consider such interests and factors as it desires, including its own interests and those of its Representatives, and shall have no duty or obligation (i) to give any consideration to the interests of or factors affecting the Corporation, the Corporation’s stockholders or any other person, or (ii) to abstain from participating in any vote or other action of the Corporation, or any board, committee or similar body of any of the foregoing. None of any Cantor Company or any of their respective Representatives shall violate a duty or obligation to the Corporation merely because such person’s conduct furthers such person’s own interest, except as specifically set forth in Section 1(c) of this Article IX. Any Cantor Company or any of their respective Representatives may lend money to, and transact other business with, the Corporation and its Representatives. The rights and obligations of any such person who lends money to, contracts with, borrows from or transacts business with the Corporation or any of its Representatives are the same as those of a person who is not involved with the Corporation or any of its Representatives, subject to other applicable law. No transaction between any Cantor Company or any of their respective Representatives, on the one hand, with the Corporation or any of its Representatives, on the other hand, shall be voidable solely because any Cantor Company or any of their respective Representatives has a direct or indirect interest in the transaction. Nothing herein contained shall prevent any Cantor Company or any of their respective Representatives from conducting any other business, including serving as an officer, director, employee, or stockholder of any corporation, partnership or limited liability company, a trustee of any trust, an executor or administrator of any estate, or an administrative official of any other business or not-for-profit entity, or from receiving any compensation in connection therewith.

(b) None of any Cantor Company or any of their respective Representatives shall owe any duty to refrain from (i) engaging in the same or similar activities or lines of business as the Corporation and its Representatives, or (ii) doing business with any of the Corporation’s or its Representatives’ clients or customers. In the event that any Cantor Company or any of their respective Representatives acquires knowledge of a potential transaction or matter that may be a Corporate Opportunity for any Cantor Company or any of their respective Representatives, on the one hand, and the Corporation or any of its Representatives, on the other hand, such Cantor Company or Representatives, as the case may be, shall have no duty to communicate or offer such Corporate Opportunity to the Corporation or any of its Representatives, subject to Section 1(c) of this Article IX. None of any Cantor Company or any of their respective Representatives shall be liable to the Corporation, any of its stockholders or any of its Representatives for breach of any fiduciary duty by reason of the fact that any Cantor Company or any of their respective Representatives pursues or acquires such Corporate Opportunity for itself, directs such Corporate Opportunity to another person or does not present such Corporate Opportunity to the Corporation or any of its Representatives, subject to Section 1(c) of this Article IX.

(c) If a third party presents a Corporate Opportunity to a person who is both a Representative of the Corporation and a Representative of a Cantor Company, expressly and solely in such person’s capacity as a Representative of the Corporation, and such person acts in good faith in a manner consistent with the policy that such Corporate Opportunity belongs to the Corporation, then such person shall (i) be deemed to have fully satisfied and fulfilled any fiduciary duty that such person has to the Corporation as a Representative of the Corporation with respect to such Corporate Opportunity, (ii) shall not be liable to the Corporation, any of its stockholders or any of its Representatives for breach of fiduciary duty by reason of such person’s action or inaction with respect to such Corporate Opportunity, (iii) shall be deemed to have acted in good faith and in a manner that such person reasonably believed to be in, and not opposed to, the Corporation’s best interests, and (iv) shall be deemed not to have breached such person’s duty of loyalty to the Corporation and its stockholders and not have derived an improper personal benefit therefrom; provided that a Cantor Company may pursue such Corporate Opportunity if the Company shall decide not to pursue such Corporate Opportunity. If a Corporate Opportunity is not presented to a person who is both a Representative of the Corporation and a Representative of a Cantor Company and, expressly and solely in such person’s capacity as a Representative of the Corporation, such person shall not be obligated to present such Corporate Opportunity to the Corporation or to act as if such Corporate Opportunity belongs to the Corporation, and such person shall (i) be deemed to have fully satisfied and fulfilled any fiduciary duty that such person has to the Corporation as a Representative of the Corporation with respect to such Corporate Opportunity, (ii) shall not be liable to the Corporation, any of its stockholders or any of its Representatives for breach of fiduciary duty by reason of such person’s action or inaction with respect to such Corporate Opportunity, (iii) shall be deemed to have acted in good faith and in a manner that such person reasonably believed to be in, and not opposed to, the Corporation’s best interests, and (iv) shall be deemed not to have breached such person’s duty of loyalty to the Corporation and its stockholders and not have derived an improper personal benefit therefrom.

(d) For purposes of this Article IX:

(1) “Cantor Company” means Cantor and any of its affiliates (other than, if applicable, the Corporation and its affiliates).

(2) “Representatives” means, with respect to any person, the directors, officers, employees, general partners or managing member of such person.

(3) “Corporate Opportunity” means any business opportunity that the Corporation is financially able to undertake, that is, from its nature, in the Corporation’s lines of business, is of practical advantage to the Corporation and is one in which the Corporation has an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of Cantor or their respective Representatives will be brought into conflict with the Corporation’s self-interest.

Section 2. Neither the alteration, amendment, termination, expiration or repeal of this Article IX nor the adoption of any provision inconsistent with this Article IX shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any cause of action that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, termination, expiration, repeal or adoption.

ARTICLE X

AMENDMENTS TO CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by law and by this Certificate of Incorporation, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article X; provided, however, that (a) any amendment or repeal of Article VII or Article VIII of this Certificate of Incorporation shall not adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such amendment or repeal; (b) the rights of any series of Preferred Stock shall not be amended after the issuance of shares of such series of Preferred Stock except in accordance with the terms of the certificate of designations for such series of Preferred Stock and the requirements of applicable law; (c) the automatic conversion provisions set forth in Section 3(c) of Article IV herein may not be amended, altered, changed or repealed without the approval of the holders of a majority of the voting power of all outstanding shares of Class A Common Stock; (d) the number of authorized shares of Class B Common Stock may not be increased or decreased and the rights of the Class B Common Stock (including the rights set forth in this clause (d)) may not be amended, altered, changed or repealed, without the approval of the holders of a majority of the voting power of all outstanding shares of Class B Common Stock; and (e) except as set forth in the following sentence, the rights of the Class A Common Stock (including the rights set forth in this clause (e)) may not be amended, altered, changed or repealed in a manner that is disproportionately materially adverse as compared to other holders of capital stock of the Corporation, without the approval of the holders of a majority of the voting power of all of the outstanding shares of Class A Common Stock. The number of authorized shares of Class A Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of Section 242(b)(2) of the DGCL.

IN WITNESS WHEREOF, BGC Partners, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by [•], its [•], this [•] day of [•], 2007.

BGC PARTNERS, INC.

Name:

Title: